Exhibit 99.1

TALOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS AND PROVIDES 2022 GUIDANCE

Houston, Texas, February 24, 2022 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced its operational and financial results for the fourth quarter and full year 2021. The Company also announced its year-end 2021 reserves figures as well as 2022 operational and financial guidance.

Fourth Quarter 2021 Highlights:

•	Production of 68.7 thousand barrels of oil equivalent per day (“MBoe/d”) (69% oil, 77% liquids)

•	Net Income of $81.0 million, or $0.98 Net Income per diluted share, and Adjusted Net Income(1) of $37.4 million, or $0.45 Adjusted Net Income per diluted share

•	Adjusted EBITDA(1) of $190.4 million, or $30.12 Adjusted EBITDA per Boe; Adjusted EBITDA excluding hedges of $291.3 million, or $46.09 per Boe

•	Capital Expenditures of $64.2 million, inclusive of plugging and abandonment

•	Free Cash Flow(1) (before changes in working capital) of $93.0 million

Full Year 2021 Highlights:

•	Production of 64.4 MBoe/d (69% oil, 77% liquids)

•	Net Loss of $183.0 million, or $2.24 Net Loss per diluted share, and Adjusted Net Income(1) of $6.0 million, or $0.07 Adjusted Net Income per diluted share(1)

•	Adjusted EBITDA(1) of $606.5 million, or $25.81 Adjusted EBITDA per Boe; Adjusted EBITDA excluding hedges of $896.6 million, or $38.15 per Boe

•	Capital Expenditures of $338.8 million, inclusive of plugging and abandonment, equating to 56% of Adjusted EBITDA (“Reinvestment Rate”)

•	Free Cash Flow(1) (before changes in working capital) of $134.5 million

•	Leverage ratio of 1.7x and liquidity of $472.6 million at year-end

•	Year-end 2021 SEC Proved reserves of 162 million barrels of oil equivalent (“MMBoe”) (67% oil, 76% liquids) with a Proved PV-10(1) of $3.9 billion(2)

2022 Guidance Highlights:

•

Production of 60.0 - 64.0 MBoe/d, inclusive of 3.0 – 4.0 MBoe/d of deferred production from forecasted planned downtime for the year and unplanned third-party downtime realized during the first quarter

•

Capital Expenditures of $450 - $480 million, equating to an approximately 55% upstream Reinvestment Rate at current commodity prices or approximately 60% all-in including $30 million in carbon capture and sequestration (“CCS”) investments

•	Reduce leverage to approximately 1.0x by year-end driven by strong free cash flow generation and focus on debt paydown

Talos President and Chief Executive Officer Timothy S. Duncan commented: “It was an outstanding fourth quarter with high operational uptime, record production, excellent oil-weighted margins and significant free cash flow generation, which allowed us to end the year with a meaningfully improved leverage ratio and liquidity profile. With a capital allocation focus around our owned infrastructure, we ended 2021 with our highest percentage of Proved Developed reserves since becoming publicly traded in 2018 and with a Proved PV-10 of $3.9 billion utilizing year-end SEC pricing. It was a record year with respect to our safety and environment measurables and we are ahead of schedule in our longer-term emissions reduction goals. The CCS business we launched in 2021 made extraordinary progress and we have maintained that momentum into 2022 with our recent River Bend CCS announcement.”

Duncan continued: “Our 2022 upstream capital plan will invest across a broad range of project types, including several with short-cycle times to first production through our owned infrastructure and a series of deepwater subsea drilling projects with material resource and production rate potential that can be important contributors in 2023 and beyond. We are excited to begin the appraisal of Puma West, a high-impact exploration discovery from early 2021, with a second well in the latter half of 2022 with the goal of accelerating development. In our CCS business we will make measured investments that will lay the foundation for future success, including maturing our previously announced projects as well as aggressively pursuing more opportunities along the Gulf Coast. Even with more third-party downtime impacting production this year compared to last, we still expect 2022 to be an exciting year financially and strategically. Over the coming years, we expect that the impact of a successful infrastructure-led, subsea drilling campaign on top of our strong base business will generate in excess of $1.0 billion in free cash flow through 2025, providing the Company with significant flexibility for the future as it continues to grow long-term shareholder value.”

RECENT DEVELOPMENTS AND OPERATIONS UPDATE

Carbon Capture: Talos rapidly advanced its CCS business in the fourth quarter with several key announcements, including the Company’s strategic alliance with TechnipFMC and its agreement with Freeport LNG and Storegga to develop a Point Source CCS solution, which could become the first active carbon sequestration project on the U.S. Gulf Coast. In February 2022, Talos and its partner, Storegga,

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

signed a memorandum of understanding with EnLink Midstream to jointly develop the River Bend CCS project, a fully-integrated CCS offering in the Baton Rouge – New Orleans industrial corridor, one of the most concentrated sources of carbon emissions in the U.S. With an anticipated storage capacity of over 500 million metric tons of CO2, it is believed to be the one of the largest CCS projects in the country.

Additionally, in December 2021 Talos announced Robin Fielder as its first Executive Vice President—Low Carbon Strategy and Chief Sustainability Officer. Ms. Fielder will serve as the lead executive for Talos’s rapidly growing CCS business as well as oversee all ESG and sustainability initiatives and reporting. Ms. Fielder brings over 20 years of executive leadership and commercial and technical experience across the energy value chain at multiple publicly traded upstream and midstream companies.

Shareholder and Governance Update: In December 2021, Talos announced the resignation of the two representatives of Apollo Global Management (“Apollo”) and one of the two representatives of Riverstone Holdings (“Riverstone”) from the Company’s Board of Directors (“Board”). The resignations were not due to any issues or concerns specific to Talos. Apollo’s Board members resigned as a result of Apollo’s reduced ownership after recent share sales. In January 2022, Apollo subsequently reduced its ownership stake to approximately 3.6%, down from approximately 35% at the time of Talos’s public listing in May 2018.

Eugene Island Pipeline Downtime: Talos has experienced approximately 30 days of unplanned third-party downtime to date in the first quarter of 2022 resulting from maintenance of the Eugene Island Pipeline System (“EIPS”), which carries Talos’s production from the HP-1 and Green Canyon 18 facilities. The third-party pipeline shut-in has resulted in a total production impact of approximately 3.5 – 4.0 MBoe/d for the first quarter of 2022 or 0.8 – 1.0 MBoe/d for the full year 2022 as of the date of this release. This impact is incorporated into the Company’s 2022 operational and financial guidance.

ESG Updates: Talos published its second annual environmental, social and governance (“ESG”) report in December 2021. The Company substantially increased the volume and quality of disclosures and further clarified the mapping of its reporting to recognized industry standards in its report. In 2021, Talos established a 30% greenhouse gas emissions (“GHG”) intensity reduction target by 2025 from the 2018 baseline and subsequently added a 40% reduction stretch target. The Company recorded zero hydrocarbon releases of greater than one barrel offshore in 2020 from over 23 million gross operated MMBoe produced. Finally, Talos maintained solid total recordable incident rates (“TRIR”) and lost time incident rates (“LTIR”) in 2020 compared to 2018. Subsequently, in 2021 the Company achieved record low LTIR and TRIR.

FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Key Financial Highlights:

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Period results ($ million):
Total Revenues	$382.9	$1,244.5
Net Income (Loss)	$81.0	$(183.0)
Net Income (Loss) per diluted share	$0.98	$(2.24)
Adjusted Net Income(1)	$37.4	$6.0
Adjusted Net Income per diluted share(1)	$0.45	$0.07
Adjusted EBITDA(2)	$190.4	$606.5
Adjusted EBITDA excluding hedges	$291.3	$896.6
Capital Expenditures (including Plug & Abandonment)	$64.2	$338.8
Adjusted EBITDA Margin:
Adjusted EBITDA per Boe	$30.12	$25.81
Adjusted EBITDA excluding hedges per Boe	$46.09	$38.15

Production

Production was 68.7 MBoe/d net for the quarter and was 69% oil and 77% liquids. Production was 64.4 MBoe/d net for the full year and was also 69% oil and 77% liquids.

Three Months Ended December 31, 2021
Average net daily production volumes
Oil (MBbl/d)	47.1
Natural Gas (MMcf/d)	95.0
NGL (MBbl/d)	5.8
Total average net daily (MBoe/d)	68.7

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

	Three Months Ended December 31, 2021
	Production	% Oil	% Liquids	% Operated
Average net daily production volumes by Core Area (MBoe/d)
Green Canyon Area	25.9	81%	88%	98%
Mississippi Canyon Area	27.1	73%	83%	56%
Shelf and Gulf Coast	15.7	40%	48%	52%

Total average net daily (MBoe/d)	68.7	69%	77%	71%

Capital Expenditures

Capital expenditures, including plugging and abandonment, totaled $64.2 million for the quarter and $338.8 million for the full year.

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Capital Expenditures
U.S. Drilling & Completions	$14.0	$129.4
Mexico Appraisal & Exploration	0.1	0.9
Asset Management	28.0	90.0
Seismic and G&G / Land / Capitalized G&A	12.1	50.5

Total Capital Expenditures	54.2	270.8
Plugging & Abandonment	10.0	68.0

Total Capital Expenditures and Plugging & Abandonment	$64.2	$338.8

Liquidity and Leverage

At year-end the Company had approximately $472.6 million of liquidity, with $416.3 million undrawn on its credit facility and approximately $69.9 million in cash, less approximately $13.6 million in outstanding letters of credit. On December 31, 2021, Talos had $1,071.3 million in total debt, inclusive of $40.2 million related to the HP-1 finance lease. Net Debt was $1,001.4 million(1). Net Debt to Credit Facility LTM Adjusted EBITDA, as determined in accordance with the Company’s credit agreement, was 1.7x(1).

Footnotes:

(1)

Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Adjusted EBITDA margin, Adjusted EBITDA margin excluding hedges, Credit Facility LTM Adjusted EBITDA, Net Debt, Net Debt to Credit Facility LTM Adjusted EBITDA, Free Cash Flow and PV-10 are non-GAAP financial measures. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures.

(2)	Reserves figures are presented inclusive of the plugging and abandonment obligations and before hedges, utilizing SEC pricing of $66.55 WTI per Bbl of oil and $3.60 HH per Mcf of natural gas.

YEAR-END 2021 RESERVES

SEC Reserves

As of December 31, 2021, Talos had proved reserves of 162 MMBoe, comprised of 67% oil and 76% liquids. The PV-10 of proved reserves was approximately $3.9 billion, representing an increase of approximately $1.9 billion from year end 2020. In addition to proved reserves, Talos’s audited probable reserves at December 31, 2021 were 60 MMBoe with a PV-10 of $1.4 billion. The reserves and associated PV-10 figures are audited by NSAI and are fully burdened by and net of all plugging & abandonment costs associated with the properties included in the reserves report. Payments received by the Company for processing and handling third party production through Talos-operated facilities are calculated as offsetting operating expenses on those Proved assets. The following tables summarize Talos’s proved reserves at December 31, 2021 based on SEC pricing of $66.55 per Bbl of oil and $3.60 per Mcf of natural gas:

	SEC Reserves as of December 31, 2021
	MBoe	% of Total Proved	% Oil	Standardized Measure (in thousands)	PV -10 (in thousands)
Proved Developed Producing	95,649	59%	73%		$3,073,168
Proved Developed Non-Producing	40,637	25%	57%		599,010

Total Proved Developed	136,286	84%	69%		3,672,178
Proved Undeveloped	25,305	16%	57%		253,819

Total Proved	161,591			$3,440,611	$3,925,997

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

	Estimated Proved Reserves
	MBoe	% Oil	% Natural Gas	% NGLs	% Proved Developed
Green Canyon	52,777	79%	14%	7%	81%
Mississippi Canyon	67,349	75%	16%	9%	90%
Shelf & Gulf Coast	41,465	38%	51%	11%	79%

Total United States	161,591	67%	24%	9%	84%

Reserves Sensitivities

The following tables summarize the PV-10 values of Talos’s proved reserves at December 31, 2021 at various crude oil prices:

	End 2021 Reserves Sensitivity (PV-10) ($000 / Bbl)
	$60	$70	$80	$90
Proved Developed Producing	$2,708,990	$3,252,300	$3,798,478	$4,346,302
Proved Developed Non-Producing	495,716	645,585	794,432	941,257

Total Proved Developed	3,204,706	3,897,885	4,592,909	5,287,559
Proved Undeveloped	194,732	277,820	355,665	433,613

Total Proved	$3,399,438	$4,175,705	$4,948,575	$5,721,172

2022 OPERATIONAL AND FINANCIAL GUIDANCE

The Company’s financial framework in 2022 is intended to deliver stable production levels, strong operating margins, solid free cash flow and significant debt reduction. Talos expects to execute on these financial parameters while investing in its unique catalysts as a conventional-focused offshore leader, including high-impact deepwater exploitation and exploration wells and the Company’s rapidly growing CCS business. Talos expects to deliver an attractive financial profile while advancing its differentiated opportunity set for the future.

Guidance Overview

•

Production of 60.0 - 64.0 MBoe/d (66% oil and 75% liquids), which includes approximately 45 - 60 days of planned downtime for HP-1 dry-dock maintenance and approximately 30 days of unplanned downtime realized to date from the EIPS third-party pipeline outage impacting a portion of our asset base. The normalized production range for 2022 is 63.0 – 68.0 MBoe/d, prior to adjustments of 2.0 - 3.0 MBoe/d and 0.8 – 1.0 MBoe/d for the year for dry-dock and the EIPS downtime, respectively.

The HP-1 dry-dock process satisfies regulatory requirements for periodic maintenance of the Company’s HP-1 floating production unit, which operates the Company’s Phoenix and Tornado fields. The dry-dock process has historically enabled outstanding production uptimes and safety and environmental records at the facility. The 2022 dry-dock is expected to occur during the months of June and July.

•

Cash Operating Expenses and General and Administrative Expenses of $300 - $320 million and $68 - $73 million, respectively. Cash expenses include approximately $20 million in dry-dock maintenance expenses for the HP-1, additional cash expenses related to CCS and expected cost inflation adjustments.

•

Capital Expenditures of $450 - $480 million, inclusive of a wide spectrum of drilling and completions projects, all plugging and abandonment expenditures and approximately $30 million in CCS investments. Capital expenditures throughout the year are weighted to the third and fourth quarters. Additionally, approximately 50% of the 2022 drilling and completion program are targeted to generate production beginning in 2023 and beyond.

•

Interest Expense of $115 - $125 million, inclusive of approximately $95 - $100 million of cash interest expense on debt and the HP-1 finance lease as well as approximately $20 - $25 million of non-cash expenses and surety charges.

•	Leverage ratio reduction to approximately 1.0x by year-end 2022, with debt reduction resulting from significant free cash flow at current market conditions.

The following table summarizes the Company’s proposed 2022 operational and financial guidance:

		FY 2022
($ Millions, unless highlighted)		Low	High
Production	Oil (MMBbl)	14.6	15.5
	Natural Gas (Bcf)	33.1	35.3
	NGL (MMBbl)	1.8	1.9
	Total (MMBoe)	21.9	23.4

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

	Avg Daily Production (MBoe/d)	60.0	64.0
Cash Expenses	Cash Operating Expenses(1)(2)	$300	$320
	G&A(2)(3)	$68	$73
Capex	Capital Expenditures(4)(5)	$450	$480
Interest	Interest Expense(6)	$115	$125

1)	Inclusive of all Lease Operating Expenses and Workover and Maintenance
2)	Includes insurance costs
3)	Excludes non-cash equity-based compensation
4)	Includes Plugging & Abandonment
5)	Excludes acquisitions
6)	Includes cash interest expense on debt and finance lease, surety charges and amortization of deferred financing costs and original issue discounts

2022 Capital Projects

The Company’s 2022 capital program is focused on full-lifecycle exploration and production projects as well as evolving CCS opportunities. The Company’s upstream investments will target a range of short-cycle, infrastructure-led asset management and development projects as well as numerous higher-impact exploitation and exploration targets with the potential to add material reserves and production in the future. Additionally, the Company will make targeted CCS investments. Despite approximately 50% of drilling and completions capital spending allocated to projects that contribute to production in 2023 and beyond, the Company expects its upstream capital expenditures to equate to an approximately 55% Reinvestment Rate, or approximately 60% all-in including CCS investments.

2022 Planned Activity: Talos will execute one asset management and up to six drilling and completions projects utilizing both an ultra-deepwater floater rig and a platform-based rig. Subject to final business development activities and the timing of rig delivery in the second half of 2022, two to three wells drilled from the deepwater floater rig will be operated by Talos and located in the Mississippi Canyon Miocene fairway, with working interests of 40-60%. All wells from the platform-based rig will be operated by Talos. The Company expects to participate in up to three additional non-operated subsea wells with working interests of 10-20%. The asset management project will lead to production in 2022. The subsea tie-back wells, all nearby facilities that Talos operates or has access to, will generate production in the second half of 2023 and 2024.

Puma West Appraisal: Talos, along with affiliates of bp plc (“bp”) and Chevron U.S.A. Inc. (“Chevron”) (collectively, the “Co-Owners”) expect to begin operations of the Puma West appraisal program in the second half of 2022. The successful 2021 Puma West discovery well was drilled to 23,530 feet and found high-quality pay containing rock and fluid properties consistent with other high impact discoveries in the area. The discovery well was suspended as a “keeper” for future development. The 2022 appraisal well will delineate the discovered resource while also evaluating additional prospective Miocene sands. The Co-Owners are actively working through potential subsea tie-back options to nearby host facilities in order to accelerate first production upon a successful appraisal result. bp is the operator and holds a 50.0% working interest. Talos and Chevron each hold a 25.0% working interest.

Carbon Capture: Talos plans to advance its previously announced Texas GLO, Freeport LNG and River Bend CCS projects with stratigraphic well tests and preliminary front-end engineering and design studies in advance of EPA Class VI permitting processes. Additionally, Talos expects additional lease acquisition costs from forthcoming potential projects as well as geological and geophysical investments. The Company anticipates that 2022 capital expenditure levels for CCS are appropriate to mature existing projects and aggressively pursue additional opportunities, advancing towards final investment decision on a project-by-project basis in the future.

HEDGES

The following table reflects contracted volumes and weighted average prices the Company will receive under the terms of its derivative contracts as of the date of this release:

	Instrument Type	Avg. Daily Volume	Weighted Avg. Swap Price
Crude – WTI		(Bbls)	(Per Bbl)
January - March 2022	Swaps	29,600	$50.84
April - June 2022	Swaps	27,341	$52.38
July - September 2022	Swaps	18,000	$52.20
October - December 2022	Swaps	19,326	$55.05
January - March 2023	Swaps	20,000	$67.00
April - June 2023	Swaps	12,000	$62.48
July - September 2023	Swaps	7,000	$70.87

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

October - December 2023	Swaps	5,000	$67.44
January - March 2024	Swaps	4,000	$72.56
April - June 2024	Swaps	2,000	$69.85

Natural Gas – HH NYMEX		(MMBtu)	(Per MMBtu)
January - March 2022	Swaps	61,000	$2.89
April - June 2022	Swaps	56,352	$3.00
July - September 2022	Swaps	31,000	$2.63
October - December 2022	Swaps	34,000	$2.72
January - March 2023	Swaps	42,000	$3.87
April - June 2023	Swaps	29,000	$3.17
July - September 2023	Swaps	5,000	$3.23
October - December 2023	Swaps	5,000	$3.39
January - March 2024	Swaps	10,000	$3.25
April - June 2024	Swaps	10,000	$3.25

CONFERENCE CALL AND WEBCAST INFORMATION

Talos will host a conference call, which will be broadcast live over the internet, on Friday, February 25, 2022 at 10:00 AM Eastern Time (9:00 AM Central Time). Listeners can access the conference call live over the Internet through a webcast link on the Company’s website at: https://www.talosenergy.com/investors. Alternatively, the conference call can be accessed by dialing (888) 348-8927 (U.S. toll free), (855) 669-9657 (Canada toll-free) or (412) 902-4263 (international). Please dial in approximately 15 minutes before the teleconference is scheduled to begin and ask to be joined into the Talos Energy call. A replay of the call will be available one hour after the conclusion of the conference until March 4, 2022 and can be accessed by dialing (877) 344-7529 and using access code 6660290.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage initiatives along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, our ability to realize the results contemplated by our 2022 guidance, the success of our CCS business, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the SEC subsequent to the issuance of this communication.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$69,852	$34,233
Accounts receivable:
Trade, net	173,241	106,220
Joint interest, net	28,165	50,471
Other, net	18,062	18,448
Assets from price risk management activities	967	6,876
Prepaid assets	48,042	29,285
Other current assets	1,674	1,859

Total current assets	340,003	247,392

Property and equipment:
Proved properties	5,232,479	4,945,550
Unproved properties, not subject to amortization	219,055	254,994
Other property and equipment	29,091	32,853

Total property and equipment	5,480,625	5,233,397
Accumulated depreciation, depletion and amortization	(3,092,043)	(2,697,228)

Total property and equipment, net	2,388,582	2,536,169

Other long-term assets:
Assets from price risk management activities	2,770	945
Other well equipment inventory	17,449	18,927
Operating lease assets	5,714	6,855
Other assets	12,297	24,258

Total assets	$2,766,815	$2,834,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,815	$104,864
Accrued liabilities	130,459	163,379
Accrued royalties	59,037	27,903
Current portion of long-term debt	6,060	—
Current portion of asset retirement obligations	60,311	49,921
Liabilities from price risk management activities	186,526	66,010
Accrued interest payable	37,542	9,509
Current portion of operating lease liabilities	1,715	1,793
Other current liabilities	33,061	24,155

Total current liabilities	600,526	447,534

Long-term liabilities:
Long-term debt, net of discount and deferred financing costs	956,667	985,512
Asset retirement obligations	373,695	392,348
Liabilities from price risk management activities	13,938	9,625
Operating lease liabilities	16,330	18,554
Other long-term liabilities	45,006	54,372

Total liabilities	2,006,162	1,907,945

Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized and no shares issued or outstanding as of December 31, 2021 and 2020	—	—
Common stock $0.01 par value; 270,000,000 shares authorized; 81,881,477 and 81,279,989 shares issued and outstanding as of December 31, 2021 and 2020, respectively	819	813
Additional paid-in capital	1,676,798	1,659,800
Accumulated deficit	(916,964)	(734,012)

Total stockholders’ equity	760,653	926,601

Total liabilities and stockholders’ equity	$2,766,815	$2,834,546

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Consolidated Statements of Operations

(In thousands, except per common share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Oil	$320,402	$148,503	$1,064,161	$506,788
Natural gas	44,528	18,339	130,616	53,714
NGL	18,025	5,760	49,763	15,434

Total revenues	382,955	172,602	1,244,540	575,936
Operating expenses:
Lease operating expense	74,926	62,377	283,601	246,564
Production taxes	824	414	3,363	1,054
Depreciation, depletion and amortization	105,900	101,813	395,994	364,346
Write-down of oil and natural gas properties	18,123	267,859	18,123	267,916
Accretion expense	14,019	11,993	58,129	49,741
General and administrative expense	19,684	16,691	78,677	79,175
Other operating (income) expense	25,173	(3,109)	32,037	(11,550)

Total operating expenses	258,649	458,038	869,924	997,246

Operating income (expense)	124,306	(285,436)	374,616	(421,310)
Interest expense	(33,102)	(23,251)	(133,138)	(99,415)
Price risk management activities income (expense)	(13,473)	(66,968)	(419,077)	87,685
Other income (expense)	928	2,879	(6,988)	3,018

Net income (loss) before income taxes	78,659	(372,776)	(184,587)	(430,022)
Income tax benefit (expense)	2,353	(57,967)	1,635	(35,583)

Net income (loss)	$81,012	$(430,743)	$(182,952)	$(465,605)

Net income (loss) per common share:
Basic	$0.99	$(5.73)	$(2.24)	$(6.88)
Diluted	$0.98	$(5.73)	$(2.24)	$(6.88)
Weighted average common shares outstanding:
Basic	81,909	75,199	81,769	67,664
Diluted	82,558	75,199	81,769	67,664

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$(182,952)	$(465,605)	$58,729
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, amortization and accretion expense	454,123	414,087	380,320
Write-down of oil and natural gas properties and other well inventory	23,729	268,615	12,386
Amortization of deferred financing costs and original issue discount	13,382	6,804	5,207
Equity-based compensation expense	10,992	8,669	6,964
Price risk management activities expense (income)	419,077	(87,685)	95,337
Net cash received (paid) on settled derivative instruments	(290,164)	143,905	(8,820)
Loss (gain) on extinguishment of debt	13,225	(1,662)	—
Settlement of asset retirement obligations	(67,988)	(43,933)	(75,331)
Gain on sale of assets	(687)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(35,396)	(34,645)	5,788
Other current assets	(18,901)	35,934	(15,114)
Accounts payable	(6,261)	27,096	7,523
Other current liabilities	64,800	4,200	(35,459)
Other non-current assets and liabilities, net	14,409	26,143	(43,797)

Net cash provided by operating activities	411,388	301,923	393,733

Cash flows from investing activities:
Exploration, development and other capital expenditures	(293,331)	(362,942)	(463,409)
Cash paid for acquisitions, net of cash acquired	(5,399)	(315,962)	(37,916)
Proceeds from sale of property and equipment, net	4,983	—	5,369

Net cash used in investing activities	(293,747)	(678,904)	(495,956)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	71,100	—
Issuance of senior notes	600,500	—	—
Redemption of senior notes and other long-term debt	(356,803)	(5,364)	(10,567)
Proceeds from Bank Credit Facility	100,000	350,000	110,000
Repayment of Bank Credit Facility	(365,000)	(60,000)	(25,000)
Deferred financing costs	(27,833)	(1,287)	(1,963)
Other deferred payments	(7,921)	(11,921)	(9,921)
Payments of finance lease	(21,804)	(17,509)	(14,133)
Employee stock awards tax withholdings	(3,161)	(827)	(333)

Net cash provided by (used in) financing activities	(82,022)	324,192	48,083

Net increase (decrease) in cash and cash equivalents	35,619	(52,789)	(54,140)
Cash and cash equivalents:
Balance, beginning of period	34,233	87,022	141,162

Balance, end of period	$69,852	$34,233	$87,022

Supplemental non-cash transactions:
Capital expenditures included in accounts payable and accrued liabilities	$45,761	$74,957	$90,956
Debt exchanged for common stock	$—	$35,960	$—
Supplemental cash flow information:
Interest paid, net of amounts capitalized	$68,891	$67,443	$62,571

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

SUPPLEMENTAL NON-GAAP INFORMATION

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income (Loss),” “Adjusted Earnings per Share,” “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA excluding hedges,” “Adjusted EBITDA Margin,” “Adjusted EBITDA Margin excluding hedges,” “Free Cash Flow,” “Net Debt,” “LTM Adjusted EBITDA,” “Credit Facility LTM Adjusted EBITDA,” “Net Debt to Credit Facility LTM Adjusted EBITDA” and “PV-10.” These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

“EBITDA” and “Adjusted EBITDA” are to provide management and investors with (i) additional information to evaluate, with certain adjustments, items required or permitted in calculating covenant compliance under our debt agreements, (ii) important supplemental indicators of the operational performance of our business, (iii) additional criteria for evaluating our performance relative to our peers and (iv) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

EBITDA. Net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization and accretion expense.

Adjusted EBITDA. EBITDA plus non-cash write-down of oil and natural gas properties, transaction and non-recurring expenses, derivative fair value (gain) loss, net cash receipts (payments) on settled derivatives, (gain) loss on debt extinguishment, non-cash write-down of other well equipment inventory and non-cash equity-based compensation expense.

We also present Adjusted EBITDA excluding hedges and as a percentage of revenue to further analyze our business, which are outlined below:

Adjusted EBITDA Margin. EBITDA divided by Revenue, as a percentage. It is also defined as Adjusted EBITDA divided by the total production volume, expressed in Boe, in the period, and described as dollar per Boe. We believe the presentation of Adjusted EBITDA margin is important to provide management and investors with information about how much we retain in Adjusted EBITDA terms as compared to the revenue we generate and how much per barrel we generate after accounting for certain operational and corporate costs.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Adjusted EBITDA Margin and Adjusted EBITDA Margin excluding hedges for each of the periods indicated (in thousands, except for Boe, $/Boe and percentage data):

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

	Three Months Ended
($ thousands, except per Boe)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Reconciliation of net income (loss) to Adjusted EBITDA:
Net Income (Loss)	$81,012	$(16,691)	$(125,782)	$(121,491)
Interest expense	33,102	32,390	33,570	34,076
Income tax expense (benefit)	(2,353)	(364)	498	584
Depreciation, depletion and amortization	105,900	88,596	99,841	101,657
Accretion expense	14,019	13,668	15,457	14,985

EBITDA	231,680	117,599	23,584	29,811
Write-down of oil and natural gas properties	18,123	—	—	—
Transaction and other expenses(1)	19,710	1,370	4,083	1,778
Derivative fair value loss(2)	13,473	81,479	186,617	137,508
Net cash payments on settled derivative instruments(2)	(100,912)	(71,634)	(69,237)	(48,381)
Loss on extinguishment of debt	—	—	—	13,225
Non-cash write-down of other well equipment inventory	5,606	—	—	—
Non-cash equity-based compensation expense	2,698	2,613	3,017	2,664

Adjusted EBITDA	190,378	131,427	148,064	136,605
Add: Net cash payments on settled derivative instruments(2)	100,912	71,634	69,237	48,381

Adjusted EBITDA excluding hedges	$291,290	$203,061	$217,301	$184,986

Production and Revenue:
Boe(2)	6,320	5,200	6,031	5,949
Revenue - Operations	382,955	266,908	303,768	266,908
Adjusted EBITDA margin and Adjusted EBITDA excl hedges margin:
Adjusted EBITDA divided by Revenue - Operations (%)	50%	49%	49%	51%
Adjusted EBITDA per Boe(2)	$30.12	$25.27	$24.55	$22.96
Adjusted EBITDA excl hedges divided by Revenue - Operations (%)	76%	76%	72%	69%
Adjusted EBITDA excl hedges per Boe(2)	$46.09	$39.05	$36.03	$31.10

(1)	Includes transaction related expenses, restructuring expenses, cost saving initiatives and other miscellaneous income and expenses.
(2)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA on an unrealized basis during the period the derivatives settled.

(3)

One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

Reconciliation of Adjusted EBITDA to Free Cash Flow

“Free Cash Flow” before changes in working capital provides management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

Capital Expenditures and Plugging & Abandonment. Actual capital expenditures and plugging & abandonment recognized in the quarter, inclusive of accruals.

Interest Expense. Actual interest expense per the income statement.

Talos did not pay any cash taxes in the period, therefore cash taxes have no impact to the reported Free Cash Flow before changes in working capital number.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

($ thousands, except per share amounts)	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Reconciliation of Adjusted EBITDA to Free Cash Flow (before changes in working capital)
Adjusted EBITDA	$190,378	$606,474
Less: Capital Expenditures and Plugging & Abandonment	(64,272)	(338,822)
Less: Interest Expense	(33,102)	(133,138)

Free Cash Flow (before changes in working capital)	$93,004	$134,514

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings per Share

“Adjusted Net Income (Loss)” and “Adjusted Earnings per Share” are to provide management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Net Income (Loss) and Adjusted Earnings per Share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP or as an alternative to net income (loss), operating income (loss), earnings per share or any other measure of financial performance presented in accordance with GAAP.

Adjusted Net Income (Loss). Net income (loss) plus accretion expense, transaction related costs, derivative fair value (gain) loss, net cash receipts (payments) on settled derivative instruments and non-cash equity-based compensation expense.

Adjusted Earnings per Share. Adjusted Net Income (Loss) divided by the number of common shares.

($ thousands, except per share amounts)	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Reconciliation of Net Income (Loss) to Adjusted Net Income:
Net Income (Loss)	$81,012	$(182,952)
Write-down of oil and natural gas properties	18,123	18,123
Transaction related costs and other expenses	19,710	26,941
Derivative fair value loss(1)	13,473	419,077
Net cash payments on settled derivative instruments(1)	(100,912)	(290,164)
Non-cash write-down of other well equipment inventory	5,606	5,606
Non-cash income tax benefit	(2,353)	(1,635)
Non-cash equity-based compensation expense	2,698	10,992

Adjusted Net Income	$37,357	$5,988

Weighted average common shares outstanding:
Basic	81,909	81,769
Diluted	82,558	81,769

Net Income (Loss) per common share:
Basic	$0.99	$(2.24)
Diluted	$0.98	$(2.24)

Adjusted Net Income per common share:
Basic	$0.46	$0.07
Diluted	$0.45	$0.07

(1)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted Net Income (Loss) on an unrealized basis during the period the derivatives settled.

Reconciliation of Total Debt to Net Debt and Net Debt to LTM Adjusted EBITDA and Credit Facility LTM Adjusted EBITDA

We believe the presentation of Net Debt, LTM Adjusted EBITDA, Credit Facility LTM Adjusted EBITDA, Net Debt to LTM Adjusted EBITDA and Net Debt to Credit Facility LTM Adjusted EBITDA is important to provide management and investors with additional important information to evaluate our business. These measures are widely used by investors and ratings agencies in the valuation, comparison, rating and investment recommendations of companies

Net Debt. Total Debt principal of the Company plus the finance lease balance minus cash and cash equivalents.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Net Debt to LTM Adjusted EBITDA. Net Debt divided by the LTM Adjusted EBITDA.

Net Debt to Credit Facility LTM Adjusted EBITDA. Net Debt divided by the Credit Facility LTM Adjusted EBITDA.

Reconciliation of Net Debt ($ thousands) at December 31, 2021:
12.00% Second-Priority Senior Secured Notes – due January 2026	$650,000
7.50% Senior Notes – due May 2022	6,060
Bank Credit Facility – matures November 2024	375,000
Finance lease	40,221

Total Debt	1,071,281
Less: Cash and cash equivalents	(69,852)

Net Debt	$1,001,429

Calculation of LTM EBITDA:
Adjusted EBITDA for three months period ended March 31, 2021	$136,605
Adjusted EBITDA for three months period ended June 30, 2021	148,064
Adjusted EBITDA for three months period ended September 30, 2021	131,427
Adjusted EBITDA for three months period ended December 31, 2021	190,378

LTM Adjusted EBITDA	$606,474

Acquired Assets Adjusted EBITDA for pre-closing periods	—

Credit Facility LTM Adjusted EBITDA	$606,474

Reconciliation of Net Debt to LTM Adjusted EBITDA:
Net Debt / LTM Adjusted EBITDA	1.7	x
Net Debt / Credit Facility LTM Adjusted EBITDA	1.7	x

The Adjusted EBITDA information included in this communication provides additional relevant information to our investors and creditors. Talos needs to comply with a financial covenant included in its Bank Credit Facility that requires it to maintain a Net Debt to Credit Facility LTM Adjusted EBITDA ratio, as determined in accordance with the Company’s credit agreement, equal to or lower than 3.0x. For purposes of covenant compliance, Credit Facility LTM Adjusted EBITDA, with certain adjustments, is calculated as the sum of quarterly Adjusted EBITDA for the 12-month period ended on that quarter, inclusive of revenue less direct operating expenditures of the Acquired Assets for periods prior to closing of the Transaction.

Reconciliation of PV-10 to Standardized Measure

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Talos and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

The table below presents the reconciliation of PV-10 to Standardized Measure:

Year Ended December 31, 2021
Standardized measure	$3,440,611
Present value of future income taxes discounted at 10%	485,386

PV-10 (Non-GAAP)	$3,925,997

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002